Issuer Free Writing Prospectus Registration Statement No. 333-162195 Filed pursuant to Rule 433 Dated January 31, 2011

US GOVERNMENT BONDS

LBND | PowerShares DB **3x Long 25+ Year Treasury Bond** ETN
SBND | PowerShares DB **3x Short 25+ Year Treasury Bond** ETN

The PowerShares DB 3x Long 25+ Year Treasury Bond Exchange Traded Notes (Symbol: LBND) and PowerShares DB 3x Short 25+ Year Treasury Bond Exchange Traded Notes (Symbol: SBND) (collectively, the "PowerShares DB U.S. Treasury ETNs," or the "ETNs") are the first exchange-traded products that provide investors with a cost-effective and convenient way to take a leveraged view on the performance of a U.S. Treasury bond futures index.

The PowerShares DB U.S. Treasury ETNs are based on the DB Long U.S. Treasury Bond Futures Index and the DB Short U.S. Treasury Bond Futures Index, which measure the performance of a long or short investment in the CBOT Ultra T-Bond futures.

The DB Long U.S. Treasury Bond Futures Index measures the performance of a long investment in the CBOT Ultra T-Bond futures and the DB Short U.S. Treasury Bond Futures Index measures the performance of a short investment in the CBOT Ultra T-Bond futures. The underlying assets of the Ultra TBond futures are U.S. Treasury Bonds with at least 25 years remaining term to maturity. The returns of each ETN are obtained by combining 3x the returns of the relevant index with the returns of the TBill index, less investor fees. Investors can buy and sell the ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-over-month performance of the index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 200,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

Fact Sheet Prospectus

Financial Details

	LBND	SBND	-	-
Last Update	11/5/2010 12:00 AM EST	11/5/2010 10:52 AM EST	- -	- -
Price	25.41	23.04	-	-
Indicative Intra-day Value	24.56	23.08	-	-
Last End of Day RP Value	20.3648	27.1729	-	-
Last Date for End of Day Value	1/28/2011	1/28/2011	-	-

ETN History[1] (Growth of $10,000 since June 30, 2010)

LBND (Triple Long) $11,357.27
SBND (Triple Short) $8,213.25
$12k
$10k
$8k
$6k
$4k
$2k
$0k
Jan '10
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec

PowerShares DB U.S. Treasury ETN & Index Data

Ticker Symbols

3x Long 25+ Year Treasury Bond	LBND
3x Short 25+ Year Treasury Bond	SBND

Intraday Indicative Value Symbols

3x Long 25+ Year Treasury Bond	LBNDIV
3x Short 25+ Year Treasury Bond	SBNDIV

CUSIP Symbols

3x Long 25+ Year Treasury Bond	25154N522
3x Short 25+ Year Treasury Bond	25154N530

Details

ETN price at inception	$25.00
Inception date	6/28/2010
Maturity date	5/31/2010
Yearly investor fee	0.95%
Leverage Reset Frequency	Monthly
Listing exchange	NYSE Arca
DB Long U.S. Treasury Bond Futures Index	DBBNDL
DB Short U.S. Treasury Bond Futures Index	DBBNDS

Issuer

Deutsche Bank AG, London Branch

Long-term Unsecured Obligations

Risks

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure
- Credit risk of the issuer
- Issuer call right

Benefits

ETN Performance & Index History (%)[1]

As of 9/30/2010	1 Year	3 Year	5 Year	10 Year	Inception
ETN Performance					
3x Long 25+ Year Treasury Bond	-	-	-	-	18.74
3x Short 25+ Year Treasury Bond	-	-	-	-	-21.91
Index History					
DB Long U.S. Treasury Bond Futures Index	-	-	-	-	28.09
DB Short U.S. Treasury Bond Futures Index	-	-	-	-	-24.70
Comparative Indexes[2]					
S&P 500 Index	-	-	-	-	6.77
Barclays Capital U.S. Aggregate Bond Index	-	-	-	-	2.63

Long Index Weights

As of 1/31/2011

Contract	Contract Expiry Date	Weight (%)
Ultra Long Term UST Bond Future	3/22/2011	100.00

Short Index Weights

As of 1/31/2011

Contract	Contract Expiry Date	Weight (%)
Ultra Long Term UST Bond Future	3/22/2011	-100.00

Source: Invesco PowerShares, Bloomberg L.P.

[1]ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB U.S. Treasury ETN performance. The inception date of the DB Long U.S. Treasury Bond Futures Index and the DB Short U.S. Treasury Bond Futures Index is May 4, 2010. ETN Performance is based on a combination of three times the monthly returns from the relevant Treasury index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. **PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.**

[2]The S&P 500® Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Index™ is an unmanaged index considered

o Leveraged long and short notes
o Relatively low cost
o Intraday access
o Listed
o Tax treatment(3)

representative of the U.S. investment-grade, fixed-rate bond market.

(3)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax adviser.

An investment in the ETNs involves risks, including possible loss of principal.
For a description of the main risks, see "Risk Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch that are linked to the Index. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the ETNs is not equivalent to a direct investment in the Index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the relevant index has increased.
If at any time the redemption value of the ETNs is zero, your investment will expire worthless. As described in the pricing supplement, Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the ETNs. Sales in the secondary market may result in losses. An investment in the ETNs may not be suitable for all investors.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may repurchase directly from Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement.

The ETNs provide concentrated exposure to U.S. Treasury bond futures contracts.
The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

The ETNs are leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

The PowerShares DB US Fixed Income ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk and the consequences of seeking monthly leveraged investment results, and who intend to actively monitor and manage their investments. In particular, the ETNs are not designed to be long-term investments and may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

An investor should consider the Securities' investment objective, risks, charges and expenses carefully before investing.